UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PARK PLACE ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	Not applicable (I.R.S. Employer Identification No.)

Suite 300, 840-6th Avenue S.W., Calgary, Alberta, Canada, T2P 3E5
(Address of Principal Executive Offices and Zip Code)

2007 Stock Option Plan,
Consulting Agreement and Change of Control Agreement with David Stadnyk, and
Consulting Agreement and Change of Control Agreement with George Tsafalas
(Full title of the plan)

PARK PLACE ENERGY CORP.
Attention: David Stadnyk, President
Suite 300, 840-6th Avenue S.W., Calgary, Alberta, Canada, T2P 3E5
(Name and address of agent for service)

403.360.5375
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

David J. Cowan
Lang Michener LLP
Barristers and Solicitors
1500 - 1055 West Georgia Street
Vancouver, British Columbia, Canada, V6E 4N7
Telephone: 604.689.9111

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock(1)(2)	4,500,000	$0.77(3)	$3,465,000	$106.38
Common Stock(4)	1,000,000	$0.58(5)	$580,000	$17.81
Common Stock(6)	1,000,000	$0.58(5)	$580,000	$17.81
TOTAL:	6,500,000			$142.00

(1)   An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)   We are registering up to 4,500,000 shares of our common stock that we may issue upon the exercise of stock options issued or to be issued pursuant to our Stock Option Plan dated October 11, 2007. Our Stock Option Plan authorizes the issuance of a maximum of up to 4,500,000 shares of our common stock pursuant to stock options granted to eligible employees, directors, officers and consultants of our company or any of our subsidiaries. All of the shares issuable under the Stock Option Plan are being registered under this registration statement on Form S-8.

(3)   The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon (i) the average exercise price of $0.95 per share of outstanding options to purchase 2,260,000 shares that have been issued to date pursuant to our Stock Option Plan dated October 11, 2007, and (ii) the average of the bid and asked price of our common stock of $0.58 per share as reported on the National Association of Securities Dealers Inc.'s Over the Counter Bulletin Board on October 30, 2007 with respect to the balance of 2,240,000 shares that have been reserved for issuance pursuant to the Stock Option Plan.

(4)   We are registering up to 1,000,000 shares of our common stock that are issuable to David Stadnyk, our president, CEO, treasurer and a director, as part of his compensation for acting as president of our company and providing management services to our company pursuant to the terms of a consulting agreement and a change of control agreement, both dated effective January 1, 2007, and amended by amendment letter dated September 26, 2007.

(5)   The price is estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average of the bid and asked price of our common stock of $0.58 per share as reported on the National Association of Securities Dealers Inc.'s Over the Counter Bulletin Board on October 30, 2007 with respect to the shares that are issuable pursuant to consulting and change of control agreements described hereunder.

(6)   We are registering up to 1,000,000 shares of our common stock that are issuable to George Tsafalas, one of our consultants, as part of his compensation for acting as consultant to our company and providing administration services to our company pursuant to the terms of a consulting agreement and a change of control agreement, both dated effective January 1, 2007, and amended by amendment letter dated September 26, 2007.

EXPLANATORY NOTE

We prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, to register an aggregate of 6,500,000 shares of our common stock, consisting of (i) 4,500,000 shares that we may issue upon the exercise of stock options issued or to be issued pursuant to our Stock Option Plan dated October 11, 2007, (ii) up to 1,000,000 shares of our common stock that are issuable to David Stadnyk, our president, CEO, treasurer and a director, as part of his compensation for acting as president of our company and providing management services to our company pursuant to a written consulting agreement and a change of control agreement, as amended, between David Stadnyk and our company, and (iii) up to 1,000,000 shares of our common stock that are issuable to George Tsafalas, one of our consultants, as part of his compensation for acting as consultant to our company and providing administration services to our company pursuant to a written consulting agreement and a change of control agreement, as amended, between George Tsafalas and our company.

The purpose of our Stock Option Plan is to reward employees, directors and consultants for their contributions toward the long-term goals of our company and to enable and encourage such employees, directors and consultants to acquire shares as long-term investments.

Under cover of this registration statement on Form S-8 is our reoffer prospectus prepared in accordance with Part I of Form S-3 under the 1933 Act. The reoffer prospectus has been included in this registration statement on Form S-8 so that certain of the selling security holders, including those who are directors and officers of our company, those who hold "restricted securities" of our company, and others may resell the shares of our common stock included in this registration statement. Accordingly, we have included the names of these selling security holders, and the nature and number of the securities to be issued to and/or reoffered by them, in the reoffer prospectus.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

This registration statement relates to:

(a)        up to an aggregate of 4,500,000 shares of our common stock which may be issued upon the exercise of stock options issued or to be issued pursuant to our Stock Option Plan dated October 11, 2007;

(b)        up to an aggregate of 1,000,000 shares of our common stock that are issuable to David Stadnyk, our president, CEO, treasurer and a director, as part of his compensation for acting as president of our company and providing management services to our company pursuant to the terms of a consulting agreement and a change of control agreement, both dated effective January 1, 2007 between Park Place Energy Inc., our wholly-owned subsidiary ("Park Place Canada") and Mr. Stadnyk, and amended by amendment letter dated September 26, 2007, among Park Place Canada, Mr. Stadnyk and our company; and

(c)        up to an aggregate of 1,000,000 shares of our common stock that are issuable to George Tsafalas, one of our consultants, as part of his compensation for acting as consultant to our company and providing administration services to our company pursuant to the terms of a consulting agreement and a change of control agreement, both dated effective January 1, 2007 between Park Place Canada and Mr. Tsafalas, and amended by amendment letter dated September 26, 2007, among Park Place Canada, Mr. Tsafalas and our company.

For details regarding the acquisition of Park Place Canada, see "Our Business - The Park Place Canada Acquisition" in the reoffer prospectus.

We will send or give the documents containing the information specified in Part I of Form S-8 to individuals who participate in our Stock Option Plan dated October 11, 2007.

The purpose of our Stock Option Plan is to attract, retain and motivate qualified employees, directors and consultants for their contributions toward the long-term goals of our company and to enable and encourage such employees, directors and consultants to acquire shares as long-term investments. A copy of the Stock Option Plan is attached as Exhibit 4.1 to this Form S-8. The form of Stock Option Agreement for use under the Stock Option Plan is attached as Exhibit 4.2 to this Form S-8.

A copy of the consulting agreement between Park Place Canada and David Stadnyk dated January 1, 2007 is attached as Exhibit 4.3 to this Form S-8. A copy of the change of control agreement dated January 1, 2007 between Park Place Canada and David Stadnyk is attached as Exhibit 4.4 to this Form S-8. A copy of the amendment letter between Park Place Canada, David Stadnyk and our company dated September 26, 2007 is attached as Exhibit 4.5 to this Form S-8.

A copy of the consulting agreement between Park Place Canada and George Tsafalas dated January 1, 2007 is attached as Exhibit 4.6 to this Form S-8. A copy of the change of control agreement dated January 1, 2007 between Park Place Canada and George Tsafalas is attached as Exhibit 4.7 to this Form S-8. A copy of the amendment letter between Park Place Canada, George Tsafalas and our company dated September 26, 2007 is attached as Exhibit 4.8 to this Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information

We will provide, without charge, to each person to whom a copy of the Section 10(a) prospectus is delivered, upon written or oral request, a copy of any or all documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in the Section 10(a) prospectus). We will also provide, without charge, upon written or oral request, such other documents required to be delivered pursuant to Rule 428(b) of the Securities Act. Requests should be directed to David Stadnyk, President and CEO, Park Place Energy Corp., Suite 300, 840-6th Avenue S.W., Calgary, Alberta, Canada, T2P 3E5. Our telephone number is 403.360.5375.

REOFFER PROSPECTUS

The date of this prospectus is November 5, 2007

Park Place Energy Corp.
Suite 300, 840-6th Avenue S.W., Calgary
Alberta, Canada, T2P 3E5

6,500,000 Shares of Common Stock

This reoffer prospectus relates to:

(a)        up to an aggregate of 4,500,000 shares of our common stock which may be issued upon the exercise of stock options issued or to be issued pursuant to our Stock Option Plan dated October 11, 2007;

(b)        up to an aggregate of 1,000,000 shares of our common stock that are issuable to David Stadnyk, our president, CEO, treasurer and a director, as part of his compensation for acting as president of our company and providing management services to our company pursuant to the terms of a consulting agreement and a change of control agreement, both dated effective January 1, 2007 between Park Place Energy Inc., our wholly-owned subsidiary ("Park Place Canada") and Mr. Stadnyk, and amended by amendment letter dated September 26, 2007, among Park Place Canada, Mr. Stadnyk and our company; and

(c)        up to an aggregate of 1,000,000 shares of our common stock that are issuable to George Tsafalas, one of our consultants, as part of his compensation for acting as consultant to our company and providing administration services to our company pursuant to the terms of a consulting agreement and a change of control agreement, both dated effective January 1, 2007 between Park Place Canada and Mr. Tsafalas, and amended by amendment letter dated September 26, 2007, among Park Place Canada, Mr. Tsafalas and our company.

For details regarding the acquisition of Park Place Canada, see "Our Business - The Park Place Canada Acquisition" in the reoffer prospectus.

These shares of common stock may be offered and resold from time to time by the selling security holders identified in this reoffer prospectus. We anticipate that the selling security holders will offer shares for sale at prevailing prices on the NASD Over-the-Counter-Bulletin Board ("OTCBB") on the date of sale. Although we may receive payment of the exercise price from those selling security holders holding options when they exercise those options, we will receive no part of the proceeds from sales made under this reoffer prospectus. The selling security holders will bear all sales commissions and similar expenses. We will pay for all of the costs associated with the filing of this registration statement.

The selling security holders and any brokers executing selling orders on their behalf may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act of 1933.

Our common stock is registered under Section 12(g) of the United States Securities Exchange Act of 1934, as amended, and is quoted on the OTCBB under the symbol "PRPL". Our common stock is also quoted on the Frankfurt stock exchange under the symbol "3P2". The last reported sales price per share of our common stock as reported by the OTCBB on October 30, 2007, was $0.58.

Our principal offices are located at Suite 300, 840-6th Avenue S.W., Calgary, Alberta, Canada, T2P 3E5. Our telephone number is (403) 360-5375 and our fax number is (403) 265-3783.

THE SHARES OF COMMON STOCK OFFERED PURSUANT TO THIS REGISTRATION STATEMENT INVOLVE A HIGH DEGREE OF RISK. FOR MORE INFORMATION, PLEASE SEE THE SECTION OF THIS REOFFER PROSPECTUS TITLED "RISK FACTORS", BEGINNING ON PAGE 9.

neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this reoffer prospectus. any representation to the contrary is a criminal offence.

PROSPECTUS SUMMARY

As used in this reoffer prospectus, unless otherwise indicated, references to (i) "we", "us", "our", and "Park Place" mean Park Place Energy Corp., and its subsidiary, unless the context otherwise requires; (ii) "Park Place Canada" refers to our wholly-owned subsidiary, Park Place Energy Inc., that we acquired on July 30, 2007, (iii) "SEC" refers to the Securities and Exchange Commission; (iv) "Securities Act" refers to the United States Securities Act of 1933, as amended; (v) "Exchange Act" refers to the United States Securities Exchange Act of 1934, as amended; and (vi) "US$" refers to United States dollars and "CDN$" refers to Canadian dollars.

The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this reoffer prospectus. Consequently, this summary does not contain all of the information that you should consider before investing in our shares of common stock. You should carefully read the entire reoffer prospectus, including the "Risk Factors" section, and the documents and information incorporated by reference into this reoffer prospectus.

This reoffer prospectus relates to:

(a)        up to an aggregate of 4,500,000 shares of our common stock which may be issued upon the exercise of stock options issued or to be issued pursuant to our Stock Option Plan dated October 11, 2007;

(b)        up to an aggregate of 1,000,000 shares of our common stock that are issuable to David Stadnyk, our president, CEO, treasurer and a director, as part of his compensation for acting as president of our company and providing management services to our company pursuant to the terms of a consulting agreement and a change of control agreement, both dated effective January 1, 2007 between Park Place Canada and Mr. Stadnyk, and amended by amendment letter dated September 26, 2007, among Park Place Canada, Mr. Stadnyk and our company; and

(c)        up to an aggregate of 1,000,000 shares of our common stock that are issuable to George Tsafalas, one of our consultants, as part of his compensation for acting as consultant to our company and providing administration services to our company pursuant to the terms of a consulting agreement and a change of control agreement, both dated effective January 1, 2007 between Park Place Canada and Mr. Tsafalas, and amended by amendment letter dated September 26, 2007, among Park Place Canada, Mr. Tsafalas and our company.

For details regarding the acquisition of Park Place Canada, see "Brief History of Our Company - The Park Place Canada Acquisition" below.

These shares of common stock may be offered and resold from time to time by the selling security holders identified in this reoffer prospectus. We anticipate that the selling security holders will offer shares for sale at prevailing prices on the OTCBB on the date of sale. Although we may receive payment of the exercise price from those selling security holders holding options when they exercise those options, we will receive no part of the proceeds from sales made under this reoffer prospectus. The selling security holders will bear all sales commissions and similar expenses. We will pay for all of the costs associated with the filing of this registration statement.

Brief History of Our Company

Our Current Business

We were incorporated under the laws of the State of Nevada on August 27, 2004 under the name "ST Online Corp." On July 6, 2007, we effected a forward split of our shares of common stock on the basis of eight new shares of our common stock for each one share of common stock outstanding on that date and increased our authorized share capital from 100,000,000 shares of common stock to 800,000,000 shares of common stock. At the same time, we merged with a wholly-owned subsidiary incorporated under the laws of the State of Nevada in contemplation of the acquisition of Park Place Canada (the "Acquisition") and the name of our company was changed to Park Place Energy Corp. On July 23, 2007, we effected a forward split of our shares of common stock on the basis of one and one-half new shares of common stock for each one share of common stock outstanding on that date and increased our authorized share capital from 800,000,000 shares of common stock to 1,200,000,000 shares of common stock.

We are an exploration company engaged in the acquisition of interests in, and exploration of, conventional oil and natural gas and oil sands properties. Our interests take the form of farmout arrangements under which we provide certain amounts of funding for exploration and development on a property, in exchange for which we receive a certain percentage interest in the property. In the projects in which we hold interests, typically another party acts as operator of the project and our role is limited to providing timely funding. We currently have interests in eight properties in the provinces of British Columbia, Alberta and Saskatchewan, Canada and a property interest in the North Sea, in the United Kingdom. Test drilling at certain of the properties in which we hold interests has been conducted and it has been determined that the Atlee-Buffalo, Eight Mile and Kerrobert properties contain proved reserves of crude oil. We plan to develop these properties for production. Our principal capital expenditures to date have been $3,297,747 to acquire the interests in the oil and gas properties and to conduct certain exploratory work. A limited amount of oil and gas is produced currently at our Kerrobert property, in the province of Saskatchewan, Canada. Our other properties are currently in the exploration stage.

Our Prior Business

Our principal business, prior to the Acquisition, was an online website that allows users to purchase and download tennis lesson video clips and e-books relating to tennis. See our annual report on Form 10-KSB for the year ended September 30, 2006 for more information relating to our business prior to the acquisition of Park Place Canada.

The Park Place Canada Acquisition

On July 30, 2007, we completed the Acquisition, pursuant to a Business Combination Agreement dated June 22, 2007 among Park Place Canada, our company and 0794403 B.C. Ltd, our wholly-owned subsidiary, as amended (the "Business Combination Agreement"). The following summary of the Business Combination Agreement does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement, which is attached as an exhibit to our current report on Form 8-K filed with the SEC on July 3, 2007 and by reference to the amending agreements dated to the Business Combination Agreement July 4, 2007 and July 18, 2007, both of which are attached as exhibits to our current report on Form 8-K filed with the SEC on July 19, 2007. Pursuant to the terms of the Business Combination Agreement, we issued to each shareholder of record of Park Place Canada at the time of the Acquisition one share of our common stock for every two shares they held of Park Place Canada. As a result, we issued 8,995,622 shares of our common stock to the former shareholders of Park Place Canada.

Pursuant to the terms of the Business Combination Agreement, as amended, we entered into a reorganization asset and share purchase and sale agreement dated effective July 30, 2007 among Park Place, Scott Pedersen, our former president and secretary and a former director, Elena Avdasseva, a former shareholder of our common stock, and David Stadnyk, our current president, CEO, treasurer and a director, which was subsequently amended and restated on August 15, 2007 (the "Amended and Restated Share Transfer Agreement"). The following summary of the Amended and Restated Share Transfer Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Share Transfer Agreement, which is attached as an exhibit to our current report on Form 8-K filed with the SEC on August 17, 2007. Under the Amended and Restated Share Transfer Agreement, we transferred all of our rights to the website "www.simpletennis.com" to Mr. Pedersen, and also paid him US$10,000 and CDN$4,127, while Mr. Pedersen transferred 17,000,000 of his 18,000,000 post split shares of our common stock to us for cancellation, and Mr. Pedersen resigned as an officer and director of our company. Additionally under the Amended and Restated Share Transfer Agreement, David Stadnyk paid US$10,000 to Elena Avdasseva, while Ms. Avdasseva transferred 30,000,000 shares of our common stock to Mr. Stadnyk and Mr. Stadnyk returned 28,000,000 of these shares to us for cancellation.

In addition, pursuant to the terms of the Business Combination Agreement, and at the closing of the Acquisition, all outstanding options to acquire shares of Park Place Canada were exchanged for options to acquire an aggregate of 1,000,000 shares of our company, and all options to acquire shares in the capital of Park Place Canada were cancelled. Of the options we issued, options to acquire 550,000 shares are for a period ranging from approximately seven months to approximately 33 months exercisable at price of US$0.33 per share; and options to acquire 1,450,000 shares are exercisable for a period ranging from approximately 33 months to approximately 44 months at a price of US$0.23 per share. The terms of these options have been amended such that half as many shares of our common stock will be issued at twice the exercise price and we now have outstanding options to purchase 275,000 shares of our common stock exercisable for a period ranging from approximately seven months to approximately 33 months at an exercise price of US$0.67 per share and 725,000 shares exercisable for a period ranging from approximately 33 months to approximately 44 months at an exercise price of US$0.47 per share.

In connection with our change of business, we proposed to raise up to US$5,000,000 by way of private placement of 10,000,000 units at US$0.50 per unit, with each unit comprised of one share of our common stock and one share purchase warrant entitling the holder to acquire a share of our common stock for a period of two years at an exercise price of US$0.50 per share during the first year and at an exercise price of US$0.75 per share during the second year. On August 8, 2007, we closed the first tranche of this offering, whereby we sold 4,200,000 units, providing us with gross proceeds of US$2,100,000. On September 11, 2007, we closed the second tranche of this offering, whereby we sold 1,000,000 units, providing us with gross proceeds of US$500,000. On September 26, 2007, we closed the third tranche of this offering, whereby we sold 1,402,198 units, providing us with gross proceeds of US$701,099. However, there can be no assurance that the remainder of the proposed offering will be completed or that we will be able to obtain additional financing as required.

The closing of the Acquisition represented a change in control of our company. For accounting purposes, this change in control constitutes a re-capitalization of our company, and the acquisition has been accounted for as a reverse merger whereby we, as the legal acquirer, are treated as the acquired entity, and Park Place Canada, as the legal subsidiary, is treated as the acquiring company with the continuing operations.

As a consequence of our company's acquisition of Park Place Canada, our business is now focused on the acquisition and exploration of oil and gas properties.

Forward Looking Statements

This reoffer prospectus contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

RISK FACTORS

Much of the information included in this reoffer prospectus includes or is based upon estimates, projections or other "forward looking statements". Such forward looking statements include any projections or estimates made by us and our management in connection with our business operations. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgement regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein.

Such estimates, projections or other "forward looking statements" involve various risks and uncertainties as outlined below. We caution the reader that important factors in some cases have affected and, in the future, could materially affect actual results and cause actual results to differ materially from the results expressed in any such estimates, projections or other "forward looking statements".

Our shares of common stock are considered speculative while we proceed with our commitments under the Farmout Agreement and the Participation Agreements or while we continue our search for new business opportunities. Prospective investors should consider carefully the risk factors set out below.

Risks Relating to Our Business

We have a limited operating history and if we are not successful in continuing to grow our business, then we may have to scale back or even cease our ongoing business operations.

We have a limited oil and gas operating history and no history of earnings. We are recently incorporated and have no history of revenues from operations and have no significant tangible assets. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. Our success is significantly dependent on a successful acquisition, drilling, completion and production program. Our operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable reserves or operate on a profitable basis. We are in the exploration stage with minimal production, and potential investors should be aware of the difficulties normally encountered by enterprises in the exploration stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

Some of our properties are in the exploration stage, there can be no assurance that we will establish commercial discoveries on these properties.

Exploration for economic reserves of oil and gas is subject to a number of risk factors. Few properties that are explored are ultimately developed into producing oil or gas wells. Some of our properties are in the exploration stage only and are without proven reserves of oil and gas. We may not establish commercial discoveries on any of our exploration properties.

Oil and gas exploration involves a high degree of risk and there is no assurance that expenditures for future exploration by us will result in new discoveries in commercial quantities.

Although we have a limited number of specific identified exploration prospects at the present time, we intend to continue to evaluate prospects on an ongoing basis in a manner consistent with industry standards. Our long-term commercial success depends on our ability to find, acquire, develop and commercially produce hydrocarbons. We cannot provide any assurance that we will be able to locate satisfactory properties for acquisition or participation. Moreover, if we do identify such acquisitions or participations, we may determine that current markets, terms of acquisition and participation or pricing conditions make such acquisitions or participations uneconomic.

We are dependent on discovering new reserves.

Our future oil and natural gas reserves, production, and cash flows, if any, to be derived therefrom are highly dependent upon us successfully acquiring or discovering new reserves. Without the continual addition of new reserves, any existing reserves our company may have at any particular time and the production therefrom will decline over time as they are exploited. A future increase in our reserves will depend not only on our ability to develop any properties we may have from time to time, but also on our ability to select and acquire suitable producing properties or prospects. There can be no assurance that our future exploration and development efforts will result in the discovery and development of additional commercial accumulations of oil and natural gas.

We will require significant additional financing in order to continue our exploration activities and our assessment of the commercial viability of our oil and gas and oil sands properties.

We will require additional financing in order to carry out our acquisition and exploration activities. Failure to obtain such financing on a timely basis could cause us to forfeit our interest in certain properties, miss certain acquisition opportunities, or delay or indefinitely postpone further exploration of our projects. This could result in the possible loss of such properties or the reduction or termination of our operations.

Our operations require significant additional capital, which may not be available to us on acceptable terms, or at all.

Our cash flow from our reserves, if any, may not be sufficient to fund our ongoing activities at all times. From time to time, we may require additional financing in order to carry out our oil and gas acquisitions, exploration and development activities, if any. Failure to obtain such financing on a timely basis could cause us to forfeit our interest in certain properties, miss certain acquisition opportunities and reduce or terminate our operations. If our revenues from our reserves, if any, decrease as a result of lower oil and natural gas prices or otherwise, it will affect our ability to expend the necessary capital to replace our reserves, if any, or to maintain production. If our company's cash flow from operations is not sufficient to satisfy our capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available to meet these requirements or available to us on favourable terms.

If we are unable to retain the services of David Stadnyk or if we are unable to successfully recruit qualified managerial and field personnel having experience in oil and gas exploration, we may not be able to continue our operations.

Our success depends to a significant extent upon the continued service of Mr. David Stadnyk, our president, CEO, treasurer and a director. Losing the services of Mr. Stadnyk could have a material adverse effect on our growth, revenues, and prospective business. We do not maintain key-man insurance on the life of Mr. Stadnyk. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and field personnel having experience in the oil and gas exploration business. Competition for qualified individuals is intense. There can be no assurance that we will be able to retain existing consultants or that we will be able to find, attract and retain qualified personnel on acceptable terms. The loss of the services of Mr. Stadnyk, through incapacity or otherwise, would be costly to us and would require us to seek and retain other qualified personnel.

If we lose the services of the independent contractors that we engage to undertake our exploration, then our plan of operations may be delayed or be more expensive to undertake than anticipated.

Our success depends to a significant extent on the performance and continued service of certain independent contractors. We have contracted the services of professional drillers and other contractors for exploration, environmental, construction and engineering services. Poor performance by such contractors or the loss of such services could result in our planned exploration activities being delayed or being more expensive to undertake than anticipated.

We may not be the operator of all our oil and natural gas properties. To the extent our company is not the operator of our oil and natural gas properties, we will be dependent on such operators for the timing of activities related so such properties and will largely be unable to direct or control the activities of the operators.

In addition, the success of our company will be largely dependent upon the performance of our management and key consultants. We do not have any key man insurance policies, and therefore there is a risk that the death or departure of any member of management or any key consultants could have a material adverse effect on our company.

You may be unable to enforce actions against us, certain of our directors and officers, or the expert named in this reoffer prospectus under U.S. federal securities laws.

Our operating subsidiary, which legally owns the bulk of our assets, is a corporation organized under the laws of the province of British Columbia, Canada. Our directors and officers reside principally in Canada. Because all or a substantial portion of our assets and the assets of these persons are located outside of the United States, it may not be possible for you to effect service of process within the United States upon us or those persons. Furthermore, it may not be possible for you to enforce against us or them in the United States, judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States. There is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon U.S. federal securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws. Therefore, it may not be possible to enforce those actions against us, our operating subsidiary, or our directors and officers.

The oil and gas industry is highly competitive and there is no assurance that we will be successful in our business.

The oil and natural gas industry is intensely competitive, and we compete with other companies that have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low oil and natural gas market prices. Our larger competitors may be able to absorb the burden of present and future federal, provincial, local and other laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to acquire additional properties in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in bidding for exploratory prospects.

Our interests are held in the form of farmout agreements, licenses and leases that may terminate.

Our properties are held in the form of farmout agreements, licenses and leases, and working interests in licenses and leases. If we or the holder of the farmout agreements fail to meet the specific requirements of each farmout agreement, license or lease, the license or lease may terminate or expire. There can be no assurance that any of the obligations required to maintain each farmout agreement, license or lease will be met. The termination or expiration of our farmout agreements, licenses or leases or the working interests relating to farmout agreements, licenses or leases may have a material adverse effect on our results of operation and business.

The operations of our company may require licenses and permits from various governmental authorities. There can be no assurance that we will be able to obtain all necessary licenses and permits that may be required to carry out exploration and development on our projects.

The title to our properties may be defective.

It is our practice in acquiring oil and gas leases or interests in oil and gas leases not to undergo the expense of retaining lawyers to fully examine the title to the interest to be placed under lease or already placed under lease. Rather, we rely upon the judgment of oil and gas lease brokers or landmen who actually do the field work in examining records in the appropriate governmental office before attempting to place under lease a specific interest.

Our acquisitions may not be successful.

As part of our growth strategy, we intend to acquire additional interests in oil and gas properties. Such acquisitions may pose substantial risks to our business, financial condition, and results of operations. In pursuing acquisitions, we will compete with other companies, many of which have greater financial and other resources to acquire attractive properties. There can be no assurance that we will be able to successfully integrate acquired properties, which could result in substantial costs and delays or other operational, technical, or financial problems. Further, acquisitions could disrupt ongoing business operations. If any of these events occur, it would have a material adverse effect upon our operations and results from operations.

We are subject to foreign currency risks.

Oil and gas operations in Canada and the United Kingdom provide revenues in United States dollars, while expenses are incurred in Canadian and United Kingdom currencies, respectively. As a result, an upward adjustment of Canadian and or United Kingdom currencies against the United States dollar will result in a reduction of profits, if any, that our projects would generate if they commence production. Accordingly, the value of our projects is subject to risk based on changes to foreign currency rates.

One of our shareholders may exercise voting power of 14% of our common stock.

Our president, CEO, treasurer and director, David Stadnyk owns 4,725,050 shares of our common stock, or 14.4% of our outstanding common stock, as of the date hereof. Due to his stock ownership, David Stadnyk may be in a position in combination with others to effect control to elect our board of directors and, therefore, to control our business and affairs, including certain significant corporate actions.

Risks Relating to Our Industry

The oil and gas industry is subject to significant competition, which may increase costs or otherwise adversely affect our ability to compete.

Oil and gas exploration is intensely competitive and involves a high degree of risk. There can be no assurance that commercial production of oil and gas can be obtained from any of our properties, nor are there any assurances that production, if obtained, will be in sufficient quantities to be profitable. In our efforts to acquire properties, we compete with other companies that have greater resources. Many of these companies not only explore for and produce oil and gas, but also conduct refining and petroleum marketing operations on a worldwide basis.

Competition for producing properties will be affected by the amount of funds available to us, information available to us and any standards established by us for the minimum projected return on investment. Competition may also be presented by alternative fuel sources and technologies.

A substantial or extended decline in oil and natural gas prices could reduce our future revenue and earnings.

As with most other companies involved in resource exploration, we may be adversely affected by future increases in the costs of conducting exploration, development and resource extraction that may not be fully offset by increases in the price received on sale of the petroleum or natural gas.

Our future revenues, if any, profitability and growth and the carrying value of our oil and gas and oil sands properties will be substantially dependent on prevailing prices of oil and gas. Our ability to borrow and to obtain additional capital on attractive terms is also substantially dependent upon oil and gas prices. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond our control. These factors include economic conditions in the United States and Canada, the actions of the Organization of Petroleum Exporting Countries, governmental regulation, political stability in the Middle East and elsewhere, the foreign supply of oil and gas, the price of foreign imports and the availability of alternate fuel sources. Any substantial and extended decline in the price of oil and gas would have an adverse effect on the carrying value of our properties and borrowing capacity.

Industry activities are dependent on availability of drilling equipment and access restrictions.

Oil and natural gas exploration and development activities are dependent on the availability of drilling and related equipment in the particular areas where such activities will be conducted. Demand for such limited equipment or access restrictions may affect the availability of such equipment to our company and may delay exploration and development activities.

Prices, markets and marketing of crude oil and natural gas may result in a reduction in volume of our oil and gas reserves.

Oil and natural gas are commodities whose prices are determined based on world demand, supply and other factors, all of which are beyond the control of our company. World prices for oil and natural gas have fluctuated widely in recent years. Any material decline in prices could result in a reduction of net production revenue. Certain wells or other projects may become uneconomic as a result of a decline in world oil prices and natural gas prices, leading to a reduction in the volume of our company's oil and gas reserves, if any. Our company might also elect not to produce from certain wells at lower prices. All of these factors could result in a material decrease in our future net production revenue, if any, causing a reduction in our oil and gas acquisition and development activities. In addition, bank borrowings available to our company are in part determined by the borrowing base of our company. A sustained material decline in prices from historical average prices could limit or reduce our borrowing base, therefore reducing the bank credit available to our company, and could require that a portion of any existing bank debt of our company be repaid.

In addition to establishing markets for our oil and natural gas, our company must also successfully market our oil and natural gas to prospective buyers. The marketability and price oil and natural gas which may be acquired or discovered by our company will be affected by numerous factors beyond our control. Our company will be affected by the differential between the price paid by the refiners for light quality oil and the grades of oil produced by our company. The ability of our company to market our natural gas may depend upon our ability to acquire space on pipelines which deliver natural gas to commercial markets. Our company will also likely be affected by deliverability uncertainties related to the proximity of our reserves to pipelines and processing facilities and related to operational problems with such pipelines and facilities and extensive government regulation relating to price, taxes, royalties, land tenure, allowable production, the export of oil and natural gas and many other aspects of the oil and natural gas business. Our company has limited direct experience in the marketing of oil and natural gas.

Our insurance is subject to limitations on liability.

Our company's involvement in the exploration for and development of oil and gas properties may result in our company becoming subject to liability for pollution, blow-outs, property damage, personal injury or other hazards. Although our company has obtained insurance in accordance with industry standards to address such risks, such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. In addition, such risks may not, in all circumstances be insurable or, in certain circumstances, our company may elect not to obtain insurance to deal with specific risks due to the high premiums associated with such insurance or other reasons. The payment of such uninsured liabilities would reduce the funds available to our company. The occurrence of a significant event that our company is not fully insured against, or the insolvency of the insurer of such event, could have a material adverse effect on our company's financial position, results of operations or prospects.

The marketability of natural resources will be affected by numerous factors beyond our control which may result in us not receiving an adequate return on invested capital to be profitable or viable.

The marketability of natural resources which may be acquired or discovered by us will be affected by numerous factors beyond our control. These factors include market fluctuations in oil and gas pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulation concerning the importing and exporting of oil and gas and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

Oil and gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our company.

Oil and gas operations are subject to federal, provincial, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to federal, provincial, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages. To date we have not been required to spend any material amount on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain our operations.

Exploration activities are subject to certain environmental regulations which may prevent or delay the commencement or continuance of our operations.

In general, our exploration activities are subject to certain federal, provincial and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of provincial authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry. We believe that our operations comply, in all material respects, with all applicable environmental regulations.

Exploratory drilling involves many risks and we may become liable for pollution or other liabilities which may have an adverse effect on our financial position.

Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labor, and other risks are involved. We may become subject to liability for pollution or hazards against which we cannot adequately insure or which we may elect not to insure. Incurring any such liability may have a material adverse effect on our financial position and operations.

The potential profitability of oil and gas ventures depends upon factors beyond the control of our company.

The potential profitability of oil and gas and oil sands properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. In addition, adverse weather conditions can also hinder drilling operations. Further, our operating costs will be dependent upon the availability of required services and personnel. These changes and events may materially affect our financial performance. These factors cannot be accurately predicted and the combination of these factors may result in our company not receiving an adequate return on invested capital.

We are subject to complex laws that can affect the cost, manner and feasibility of doing business thereby increasing our costs and reducing our profitability.

Failure to comply with these laws may also result in the suspension or termination of operations and liabilities under administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase the costs of doing business. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially and adversely affect our financial condition and results of operations.

The nature of oil sands exploration involves many risks.

Oil sands exploration is very competitive and involves many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. As with any petroleum property, there can be no assurance that commercial deposits of bitumen will be produced from our oil sands properties. Furthermore, the marketability of any discovered resource will be affected by numerous factors beyond our control. These factors include, but are not limited to, market fluctuations of prices, proximity and capacity of pipelines and processing equipment, fluctuating extraction and operating costs, equipment availability and government regulations (including, without limitation, regulations relating to prices, taxes, royalties, land tenure, allowable production, importing and exporting of oil and gas and environmental protection). Additionally, our insurance will not provide reimbursement for all operational risks that we may face. The extent of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital.

The establishment of proved reserves is subjective and subject to numerous uncertainties.

We have established proved reserves on certain of our properties. There are numerous uncertainties inherent in estimating quantities of natural resources, including many factors beyond our control, and no assurance can be given that the recovery of bitumen will be realized. In general, estimates of recoverable natural resources are based upon a number of factors and assumptions made as of the date on which the resource estimates were determined, such as geological and engineering estimates which have inherent uncertainties and the assumed effects of regulation by governmental agencies and estimates of future commodity prices and operating costs, all of which may vary considerably from actual results. All such estimates are, to some degree, uncertain and classifications of resources are only attempts to define the degree of uncertainty involved. For these reasons, estimates of the recoverable natural resources, the classification of such resources based on risk of recovery, prepared by different engineers or by the same engineers at different times, may vary substantially.

The impact of the Kyoto Protocol may affect our ability to operate.

In late 2002, the Government of Canada ratified the Kyoto Protocol, an international agreement designed to manage greenhouse gas emissions and on February 16, 2005 it became effective. Other than as described in the 2005 Kyoto Plan, relatively few details regarding its implementation in Canada have been made by the federal government. Numerous uncertainties regarding details of the Kyoto Protocol's implementation remain and there can be no assurance that future rules and regulations will not affect our ability to operate as planned.

We may incur substantial abandonment and reclamation costs.

We are responsible for compliance with terms and conditions of environmental and regulatory approvals and all laws and regulations regarding the abandonment of the project and reclamation of our lands at the end of its economic life, which abandonment and reclamation costs may be substantial. A breach of such legislation and/or regulations may result in the issuance of remedial orders, the suspension of approvals, or the imposition of fines and penalties, including an order for cessation of operations at the site until satisfactory remedies are made. It is not possible to estimate with certainty the abandonment and reclamation costs since they will be a function of regulatory requirements at the time.

Native land claims may impact our business.

Aboriginal peoples have claimed aboriginal title and rights to a substantial portion of western Canada. For example, certain aboriginal peoples have filed a claim against the Government of Canada, the Province of Alberta, certain governmental entities and the regional municipality of Wood Buffalo (which includes the City of Fort McMurray, Alberta) claiming, among other things, aboriginal title to large areas of lands surrounding Fort McMurray. If any such claim relating to lands on which we have rights was successful, it could have a significant adverse effect on our ability to conduct our business.

Environmental and regulatory compliance may impose substantial costs on us.

Our operations are or will be subject to stringent laws and regulations relating to improving or maintaining environmental quality. Environmental laws often require parties to pay for remedial action or to pay damages regardless of fault. Environmental laws also often impose liability with respect to divested or terminated operations, even if the operations were terminated or divested many years ago.

Our exploration activities and drilling programs are or will be subject to extensive laws and regulations governing prospecting, development, production, exports, taxes, labour standards, occupational health, waste disposal, protection and remediation of the environment, protection of endangered and protected species, mine safety, toxic substances and other matters. Exploration and drilling is also subject to risks and liabilities associated with pollution of the environment and disposal of waste products. Compliance with these laws and regulations will impose substantial costs on us and will subject us to significant potential liabilities.

Costs associated with environmental liabilities and compliance have increased over time, and we expect these costs to continue to increase in the future. We will be required to book reserves for the costs of environmental obligations on our financial statements for such liabilities as our exploration operations proceed.

The current regulatory regime may change.

The current regulatory regimes governing oil and gas exploration in Canada and the United Kingdom is subject to change. We cannot predict if, when or how any aspect of the regulatory regimes governing our activities may change. As a result, our business may be affected in ways that we cannot predict.

Risks Relating to Our Common Stock

Investment in our common stock is speculative due to the nature of our business.

An investment in our common stock is speculative due to the nature of our involvement in the acquisition and exploration of oil and gas and oil sands properties in Canada and the United Kingdom.

Our shareholders may experience dilution as a result of our issuance of additional common stock or the exercise of outstanding options and warrants.

We may enter into commitments in the future which would require the issuance of additional common stock. We may also grant additional share purchase warrants and stock options. The exercise of share purchase warrants or options and the subsequent resale of common stock in the public market could adversely affect the prevailing market price and our ability to raise equity capital in the future. Any share issuances from our treasury will result in immediate dilution to existing shareholders.

We have never declared or paid cash dividends on our common stock.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our board of directors considers relevant. Accordingly, investors may only see a return on their investment if the value of our securities appreciates.

Our stock price can be extremely volatile.

Our common stock is traded dually on the OTCBB and the Frankfurt stock exchange. There can be no assurance that an active public market will continue for our common stock, or that the market price for our common stock will not decline below its current price. Such price may be influenced by many factors, including, but not limited to, investor perception of us and our industry and general economic and market conditions. The trading price of our common stock could be subject to wide fluctuations in response to announcements of our business developments or those of our competitors, quarterly variations in operating results, technological innovations, additions or departures of key personnel, industry developments and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our common stock.

Our common stock will be subject to the "Penny Stock" Rules of the SEC, which will make transactions in our common stock cumbersome and may reduce the value of an investment in our common stock.

Our securities will be subject to the "penny stock rules" adopted pursuant to Section 15(g) of the Exchange Act. The penny stock rules apply generally to companies whose common stock trades at less than $5.00 per share, subject to certain limited exemptions. Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the "penny stock rules" and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules", investors will find it more difficult to dispose of our securities.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our company's financial statements include a statement that our financial statements are prepared on a going concern basis, and therefore that certain reported carrying values are subject to our company receiving the future continued support of our shareholders, obtaining additional financing and generating revenues to cover our operating costs. The going concern assumption is only appropriate provided that additional financing continues to become available.

Sales of a substantial number of shares of our common stock into the public market by the Selling Security Holders may result in significant downward pressure on the price of our common stock and could affect the ability of our shareholders to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 32,850,336 shares of our common stock issued and outstanding as at the date hereof. When the registration statement on Form SB-2, which was filed with the SEC on September 18, 2007, is declared effective, the selling security holders will be able to resell up to 11,562,252 shares of our common stock. In addition, when the registration statement on Form S-8 of which this reoffer prospectus forms a part is declared effective, the selling security holders will be able to resell up to 6,500,000 shares of our common stock. As a result, a substantial number of our shares of common stock may be available for immediate resale, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling security holders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling security holders sell their shares of our common stock could encourage short sales by the selling security holders or others. Any such short sales could place further downward pressure on the price of our common stock.

Our business is difficult to evaluate because we have a limited operating history.

In considering whether to invest in our common stock, you should consider that there is only limited historical financial and operating information available on which to base your evaluation of our performance. We entered the oil and gas exploration industry on July 30, 2007, and our operating subsidiary commenced operations on May 4, 2006, as a result, we have a limited operating history. This makes our business difficult to evaluate and results in greater volatility in the price of our common stock.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise additional capital for our operations. Because our operations to date have been principally financed through the sale of equity securities, a decline in the price of our common stock could have an adverse effect upon our liquidity and our continued operations. A reduction in our ability to raise equity capital in the future would have a material adverse effect upon our business plan and operations, including our ability to continue our current operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

We may issue debt to acquire assets.

From time to time our company may enter into transactions to acquire assets or the shares of other corporations. These transactions may be financed partially or wholly with debt, which may increase our debt levels above industry standards. Our articles and by-laws do not limit the amount of indebtedness that our company may incur. The level of our indebtedness from time to time could impair our ability to obtain additional financing in the future on a timely basis to take advantage of business opportunities that may arise.

INFORMATION ABOUT THE OFFERING

This reoffer prospectus relates to:

(a)        up to an aggregate of 4,500,000 shares of our common stock which may be issued upon the exercise of stock options issued or to be issued pursuant to our Stock Option Plan dated October 11, 2007;

(b)        up to an aggregate of 1,000,000 shares of our common stock that are issuable to David Stadnyk, our president, CEO, treasurer and a director, as part of his compensation for acting as president of our company and providing management services to our company pursuant to the terms of a consulting agreement and a change of control agreement, both dated effective January 1, 2007, and amended by amendment letter dated September 26, 2007; and

(c)        up to an aggregate of 1,000,000 shares of our common stock that are issuable to George Tsafalas, one of our consultants, as part of his compensation for acting as consultant to our company and providing administration services to our company pursuant to the terms of a consulting agreement and a change of control agreement, both dated effective January 1, 2007, and amended by amendment letter dated September 26, 2007.

These shares of common stock may be offered and resold from time to time by the selling security holders identified in this reoffer prospectus.

USE OF PROCEEDS

The shares of our common stock being registered by this prospectus are being registered for the benefit of the selling security holders named in this reoffer prospectus. We anticipate that the selling security holders will offer shares for sale at prevailing prices on the OTCBB on the date of sale. Although we may receive payment of the exercise price from those selling security holders holding options when they exercise those options, we will receive no part of the proceeds from sales made under this reoffer prospectus. The selling security holders will bear all sales commissions and similar expenses. We will pay for all of the costs associated with the filing of this registration statement.

DETERMINATION OF OFFERING PRICE

The selling security holders may sell the shares of common stock issued to them from time to time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

DILUTION

Because the selling security holders who offer and sell shares of common stock covered by this reoffer prospectus may do so at various times, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, we have not included in this reoffer prospectus information about the dilution (if any) to the public arising from these sales.

SELLING SECURITY HOLDERS

The following table identifies the selling security holders and indicates (i) the nature of any material relationship that such selling security holder has had with us for the past three years, (ii) the number and percentage of shares beneficially owned by the selling security holders, (iii) the amount to be offered for each of the selling security holder's account, and (iv) the number of shares and percentage of outstanding shares of common stock in our capital to be owned by each selling security holder after the sale of the shares offered by them pursuant to this offering. The selling security holders are not obligated to sell the shares offered in this reoffer prospectus and may choose not to sell any of the shares or only a part of the shares that they receive.

The selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of the shares by the selling security holders.
Selling Security Holder	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned Before Offering(2)	Number of Shares Subject to Options	Number of Shares Being Offered	Percentage of Shares Beneficially Owned After Offering(1)(2)
David Stadnyk (3)	5,225,050(4)	15.7%	1,650,000(5)(6)	1,650,000(5)(6)	13.7%(7)
George Tsafalas(8)	675,000(4)	*	1,500,000(6)(9)	1,500,000(6)(9)	*(7)
Eric M. Leslie(10)	250,000(11)	*	300,000(6)(12)(13)	300,000(6)(12)(13)	*(7)
Slobodan Vuksanovic(14)	150,000(15)	*	50,000(6)(13)	50,000(6)(13)	*
Laila Shuvaloff(8)	185,000(16)	*	110,000(13)(17)	110,000(13)(17)	*
Caesar Biancofiore(8)	100,000(18)	*	100,000(6)(13)	100,000(6)(13)	*
Susan Shacker(8)(19)	370,000(20)	1.1%	225,000(13)(21)	225,000(13)(21)	*
David Johnson(8)	75,000(22)	*	45,000(13)(23)	45,000(13)(23)	*
Trevor Kriegl(8)	35,000(24)	*	35,000(13)(23)	35,000(13)(23)	*
John Thornton(8)	45,000(22)	*	45,000(13)(23)	45,000(13)(23)	*
Terry Buchanan(8)	250,000(18)(24)	*	100,000(13)(26)	100,000(13)(26)	*
Michael Vandale(8)	120,000(18)	*	100,000(13)(26)	100,000(13)(26)	*

* Less than 1%.

(1)           Represents shares of our common stock beneficially owned by the named selling security holder. This figure includes shares underlying the options held by the named selling security holder that may be exercisable as of, within 60 days after the date of, this reoffer prospectus, but does not include any shares underlying those options that cannot be exercised within that period.

(2)           Based on 32,850,336 shares of our common stock outstanding as of October 31, 2007.

(3)           David Stadnyk is currently our president, chief executive officer, treasurer and a director.

(4)           Includes 500,000 options currently exercisable.

(5)           Of the 1,650,000 shares, (a) an aggregate of 650,000 shares represent unexercised options granted to Mr. Stadnyk under our Stock Option Plan, whether or not exercisable as of, or within 60 days of, the date of this reoffer prospectus, of which (i) 300,000 options were granted on April 3, 2007 exercisable until April 2, 2011 at an exercise price of CDN$0.50, which fully vested on October 3, 2007; (ii) 150,000 options were granted on August 13, 2007 exercisable until August 13, 2012 at an exercise price of $1.00, which will fully vest on February 13, 2008; and (iii) 200,000 options were granted on September 25, 2007 exercisable until September 25, 2012 at an exercise price of $1.20, which vested immediately; and (b) 1,000,000 shares will be issued pursuant to a consulting agreement and change of control agreement, both dated effective January 1, 2007, and amended September 26, 2007.

(6)           All options granted prior to July 30, 2007 were granted by Park Place Canada. Pursuant to the reorganization which completed on July 30, 2007, all outstanding options to acquire shares of Park Place Canada were exchanged for options to acquire shares of our company, and all options to acquire shares in the capital of Park Place Canada were cancelled. The terms of these options have been amended such that half as many shares of our common stock will be issued at twice the exercise price. See "Prospectus Summary - Brief Description of Our Business - The Park Place Canada Acquisition".

(7)           For the purposes of calculating the percentage of shares beneficially owned after the offering, with respect to these security holders, we have included all shares beneficially owned by such selling security holders, as well as those shares underlying options that are not yet fully vested or which are issuable under consulting agreements, as applicable.

(8)           Consultant to our company.

(9)           Of the 1,500,000 shares, (a) an aggregate of 500,000 shares represent unexercised options granted to Mr. Tsafalas under our Stock Option Plan, whether or not exercisable as of, or within 60 days of, the date of this reoffer prospectus of which (i) 150,000 options were granted on April 3, 2007 exercisable until April 2, 2011 at an exercise price of CDN$0.50, which fully vested on August 3, 2007; (ii) 150,000 options were granted on August 13, 2007 exercisable until August 13, 2012 at an exercise price of $1.00, which vested immediately; and (iii) 200,000 options were granted on September 25, 2007 exercisable until September 25, 2011 at an exercise price of $1.20, which vested immediately; and (b) 1,000,000 shares will be issued pursuant to a consulting agreement and change of control agreement, both dated effective January 1, 2007, and amended September 26, 2007.

(10)         Eric M. Leslie is currently our secretary.

(11)         Includes 200,000 options currently exercisable.

(12)         Of the 300,000 shares, (i) 100,000 unexercised options were granted on April 5, 2007 exercisable until April 4, 2011 at an exercise price of CDN$0.50, which fully vested on October 5, 2007; (ii) 100,000 unexercised options were granted on August 15, 2007 exercisable until August 15, 2012 at an exercise price of $1.00, which will fully vest on February 15, 2008; and (iii) 100,000 unexercised options were granted on September 25, 2007 exercisable until September 25, 2009 at an exercise price of $1.20, which vested immediately.

(13)         Represents shares of our common stock underlying options granted to each of the named selling security holders under our Stock Option Plan, whether or not exercisable as of, or within 60 days of, the date of this reoffer prospectus.

(14)         Slobodan Vuksanovic was a director of Park Place Canada from May 12, 2006 to March 8, 2007.

(15)         Includes 50,000 options currently exercisable.

(16)         Includes 110,000 options currently exercisable.

(17)         Of the 110,000 shares, (i) 50,000 unexercised options were granted on April 3, 2007 exercisable until April 2, 2011 at an exercise price of CDN$0.50, which fully vested on August 3, 2007; (ii) 20,000 unexercised options were granted on August 13, 2007 exercisable until August 13, 2012 at an exercise price of $1.00, which vested immediately; and (iii) 200,000 unexercised options were granted on September 25, 2007 exercisable until September 25, 2009 at an exercise price of $1.20, which vested immediately.

(18)         Includes 100,000 options currently exercisable.

(19)         Susan Shacker is the wife of David Stadnyk, our president, CEO, treasurer and a director.

(20)         Includes 225,000 options currently exercisable.

(21)         Of the 225,000 shares, (i) 75,000 unexercised options were granted on August 13, 2007 exercisable until August 13, 2008 at an exercise price of $1.00, which vested immediately, and (ii) 150,000 unexercised options were granted on October 11, 2007 exercisable until October 11, 2009 at an exercise price of $1.38, which vested immediately.

(22)         Includes 45,000 options currently exercisable.

(23)         These options were granted on August 13, 2007 exercisable until August 13, 2008 at an exercise price of $1.00, which vested immediately.

(24)         Includes 35,000 options currently exercisable.

(25)         Of the 250,000 shares, 150,000 shares are held by BT Hydrocarbons Corporation. To our knowledge, Terry Buchanan exercises sole dispositive and voting power with respect to the shares of common stock owned by BT Hydrocarbons Corporation.

(26)         These options were granted on September 25, 2007 exercisable until September 25, 2009 at an exercise price of $1.20, which vested immediately.

The information provided in the table above with respect to the selling security holders has been obtained from each of the selling security holders. Because the selling security holders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the selling security holders sell all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by each selling security holder after this offering. In addition, any of the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which such security holder provided the information regarding the shares of common stock beneficially owned by him or her, all or a portion of the shares of common stock beneficially owned by him or her in a transaction or transactions exempt from the registration requirements of the Securities Act.

Because our company does not currently meet the registrant requirements for use of Form S-3, the amount of shares of common stock which may be resold by means of this reoffer prospectus by each of the selling security holders, and any other person with whom he or she is acting in concert for the purpose of selling securities of our company, must not exceed, in any three month period, the amount specified in Rule 144(e) promulgated under the Securities Act.

PLAN OF DISTRIBUTION

Timing of Sales

The selling security holders may offer and sell the shares covered by this prospectus at various times. The selling security holders will act independently of our company in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no selling security holder has any agreement or understanding, directly or indirectly, with any person to resell the shares covered by this prospectus.

Offering Price

The selling security holders may, from time to time, sell all or a portion of their shares of common stock on any market upon which our common stock may be quoted (currently the OTCBB), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or negotiated prices.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

  a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

  ordinary brokerage transactions in which the broker solicits purchasers;

  through options, swaps or derivatives;

  in transactions to cover short sales;

  privately negotiated transactions; or

  in a combination of any of the above methods.

The selling security holders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling security holders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling security holder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling security holder.

Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling security holders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

The selling security holders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular we will advise the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as a selling security holder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling security holder must comply with applicable law and, among other things:

  may not engage in any stabilization activities in connection with our common stock;

  may not cover short sales by purchasing shares while the distribution is taking place; and

  may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Penny Stock Rules

The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "institutional accredited investors." The term "institutional accredited investor" refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the SEC, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

State Securities Laws

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses include, but are not limited to, legal, accounting, printing and mailing fees. The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Legal matters in connection with the validity of the common stock offered by this prospectus will be passed upon for us by Lang Michener LLP, of Vancouver, British Columbia.

Our financial statements as at September 30, 2006 incorporated by reference from our Form 10-KSB filed with the SEC on January 12, 2007 have been audited by our former independent accountants, Manning Elliott, Chartered Accountants, as set forth in their report accompanying the financial statements and which are also incorporated herein by reference, in reliance upon their authority as experts in accounting and auditing are included herein in reliance upon the report.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

MATERIAL CHANGES

There have been no material changes to the affairs of our company since the filing of our Form 10-KSB on January 12, 2007, and Forms 10-QSB filed on February 21, 2007, May 14, 2007 and August 20, 2007, which have not previously been described in a report on Form 8-K.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the SEC are incorporated herein by reference:

  The description of our common stock contained in our registration statement on Form SB-2 (SEC file number 333-121114), filed on December 9, 2004, including all amendments and reports for the purpose of updating such description;

  Our Annual Report on Form 10-KSB filed on January 12, 2007;

  Our Quarterly Report on Form 10-QSB filed on February 21, 2007;

  Our Quarterly Report on Form 10-QSB filed on May 14, 2007;

  Our Current Reports on Form 8-K filed on July 3, 2007, July 10, 2007, July 19, 2007, July 25, 2007, August 3, 2007, August 8, 2007, August 14, 2007, August 17, 2007, August 20, 2007, September 13, 2007, September 25, 2007, and October 5, 2007; and

  Our Quarterly Report on Form 10-QSB filed August 20, 2007.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THE SECTION 10(A) PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE IN THE PROSPECTUS. REQUESTS SHOULD BE DIRECTED TO THE PRESIDENT, PARK PLACE ENERGY CORP., SUITE 300, 840 - 6TH AVENUE S.W., CALGARY, ALBERTA, CANADA, T2P 3E5. OUR TELEPHONE NUMBER IS 403.360.5375.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Rooms at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov.

You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of this reoffer prospectus.

We file Form 8-K reports and other information with the SEC as is required by the Exchange Act. You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 or 202-551-8090 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov.

DISCLOSURE OF COMMISSION POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes, our Articles of Incorporation and our Bylaws.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

PARK PLACE ENERGY CORP.

6,500,000 Shares of Common Stock to be Offered and Sold by Selling Security Holders

November 5, 2007

____________________________________

REOFFER PROSPECTUS

____________________________________

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this reoffer prospectus. Any information or representations not herein contained, if given or made, must not be relied upon as having been authorized by Park Place Energy Corp. This reoffer prospectus does not constitute an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. The delivery of this reoffer prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of Park Place Energy Corp. or that the information contained herein is correct as of any time subsequent to the date of this reoffer prospectus. However, in the event of a material change, this reoffer prospectus will be amended or supplemented accordingly.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to "incorporate by reference" information into this registration statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except for any information superseded by information in this registration statement.

The following documents filed by our company with the SEC are incorporated herein by reference:

  The description of our common stock contained in our registration statement on Form SB-2 (SEC file number 333-121114), filed on December 9, 2004, including all amendments and reports for the purpose of updating such description;

  Our Annual Report on Form 10-KSB filed on January 12, 2007;

  Our Quarterly Report on Form 10-QSB filed on February 21, 2007;

  Our Quarterly Report on Form 10-QSB filed on May 14, 2007;

  Our Current Reports on Form 8-K filed on July 3, 2007, July 10, 2007, July 19, 2007, July 25, 2007, August 3, 2007, August 8, 2007, August 14, 2007, August 17, 2007, August 20, 2007, September 13, 2007, September 25, 2007, and October 5, 2007; and

  Our Quarterly Report on Form 10-QSB filed August 20, 2007.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THE SECTION 10(A) PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE IN ITEM 3 OF PART II OF THIS REGISTRATION STATEMENT (WHICH DOCUMENTS ARE INCORPORATED BY REFERENCE IN THE SECTION 10(A) PROSPECTUS). REQUESTS SHOULD BE DIRECTED TO THE PRESIDENT, PARK PLACE ENERGY CORP., SUITE 300, 840 - 6TH AVENUE S.W., CALGARY, ALBERTA, CANADA, T2P 3E5. OUR TELEPHONE NUMBER IS 403.360.5375.

You may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Rooms at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available on the Internet at the SEC's website at http:\\www.sec.gov.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the "NRS") and our Bylaws.

NRS

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

  a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

  a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

  a transaction from which the director derived an improper personal profit; and

  willful misconduct.

Our Bylaws

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

  such indemnification is expressly required to be made by law;

  the proceeding was authorized by our Board of Directors;

  such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

  such indemnification is required to be made pursuant to the bylaws.

Both the NRS and our Bylaws provide that no indemnification shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Our Bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advance of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Opinion of the SEC

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following is a complete list of exhibits filed as part of this registration statement, which exhibits are incorporated herein:

4.1        Stock Option Plan dated October 11, 2007.

4.2        Form of Stock Option Agreement for use under the Stock Option Plan.

4.3        Consulting Agreement dated January 1, 2007 between Park Place Canada and David Stadnyk.

4.4        Change of Control Agreement dated January 1, 2007 between Park Place Canada and David Stadnyk.

4.5        Amendment Letter dated September 26, 2007 among Park Place Canada, David Stadnyk and our company.

4.6        Consulting Agreement dated January 1, 2007 between Park Place Canada and George Tsafalas.

4.7        Change of Control Agreement dated January 1, 2007 between Park Place Canada and George Tsafalas.

4.8        Amendment Letter dated September 26, 2007 among Park Place Canada, George Tsafalas and our company.

5.1        Opinion of Lang Michener LLP.

23.1      Consent of Lang Michener LLP (included in Exhibit 5.1).

23.2      Consent of Independent Auditor (Manning Elliott, Chartered Accountants).

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

1.         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)         to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)         to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)         to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.         For the purpose of determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)         any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 of Regulation C of the Securities Act;

(b)         any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c)         the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d)         any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

5.         That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6.         That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on November 5, 2007.

PARK PLACE ENERGY CORP.

By:

/s/ David Stadnyk
David Stadnyk,
President, CEO, Treasurer and Director
(Principal Executive Officer, Principal Financial Officer
and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.
Signature	Title	Date
/s/ David Stadnyk David Stadnyk	President, CEO, Treasurer and Director	November 5, 2007